Exhibit 99.1

For Immediate Release

ChoiceOne Financial Services (COFS) Announces Nasdaq Listing

SPARTA, Mich., February 4, 2020 /PRNewswire/ – ChoiceOne Financial Services, Inc. (OTC: COFS) (“ChoiceOne”), the parent company of ChoiceOne Bank and Lakestone Bank & Trust, today announced that shares of its common stock will be listed for trading on The Nasdaq Capital Market under its current symbol, “COFS,” beginning on Friday, February 7, 2020. The Company’s common stock will continue to be quoted for trading on the OTC Pink Market under the same symbol through February 6, 2020.

“Listing our stock on Nasdaq is a significant milestone for ChoiceOne as we grow our franchise value,” said ChoiceOne Chief Executive Officer Kelly Potes. "We expect listing our stock on Nasdaq will make it more liquid and easier to buy and sell for shareholders. It should also allow our stock to be more visible to investors.”

Paul Johnson, ChoiceOne Chairman of the Board added, “We are excited to begin having our stock trade on The Nasdaq Capital Market. We believe the size of our Company now dictates a more recognized platform for our stock. Listing our stock on Nasdaq is a natural progression as we look to build long-term value for our shareholders.”

Nasdaq is the world's largest electronic stock market, listing approximately 3,600 public companies. The exchange trades more shares per day than any other U.S. equities market. It is also among the world's best-regulated stock markets, employing sophisticated surveillance systems and regulatory specialists to protect investors and provide a fair and competitive trading environment.

"We are very pleased to welcome ChoiceOne Financial Services to Nasdaq's family of innovative, growth companies," said Andrew Hall, Managing Director of Nasdaq New Listings. "We look forward to supporting ChoiceOne Financial Services as it achieves its milestones in the years to come."

ChoiceOne is an approximately $1.3 billion asset bank holding company with 29 offices in West and Southeastern Michigan.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank and Lakestone Bank & Trust. Member FDIC. Lakestone Bank & Trust operates 15 offices in parts of Lapeer, Macomb and St. Clair counties. ChoiceOne Bank operates 14 offices in parts of Kent, Ottawa, Muskegon, and Newaygo counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.com.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

Contact

ChoiceOne Financial Services, Inc.

Kelly Potes

Chief Executive Officer

ChoiceOne Bank

616-887-7366

kpotes@choiceone.com

Source: ChoiceOne Financial Services